Medistem’s Thomas Ichim Appointed CEO

Neil Riordan Continues as Chairman of the Board

SCOTTSDALE, AZ--(Marketwire - March XX, 2008) - Medistem Laboratories, Inc. (OTCBB: MDSM) announced today that its board of directors has appointed Thomas Ichim as the Company's Chief Executive Officer. The appointment is the result of Medistem’s on-going succession planning process and is effective immediately. Ichim succeeds Neil Riordan who will continue serving as chairman of the board, devoted to directing research and expanding market opportunities for Medistem. Riordan also retains the title of President.

“I made the decision to nominate Tom Ichim as the next CEO of Medistem to allow me to focus on my strengths of business and product development.  The Board unanimously approved, recognizing Tom’s excellent operational skills and incredible aptitude for understanding all aspects of our biotech business model.  He is a driving force in the company, excelling at all levels including basic science, intellectual property and regulatory processes.  He has earned the admiration and respect of our internal team, partners, and the industry as a whole. He is the ideal leader to take the helm as Medistem’s chief executive officer" said Riordan.

"Medistem has been a labor of love for me for since founding it and it has been an honor and privilege to serve as CEO for the past 2.5 years. We've come a long way since inception, defining market opportunities, defending those opportunities through engaging the patenting process, and performing the basic research needed to quantify the promise of those opportunities.  We are now ready to take the next steps in our evolution as a biotechnology company and I look forward to a smooth transition and to working with Tom on Company strategy in my continued role as chairman," Riordan added.

Riordan will focus his efforts on Medistem’s product development programs, and expand his role in business development.

"It is an honor to take the reins of this great company and I'm thrilled with the opportunity before us - a universal donor stem cell program (ERC) whose properties and basic research to date have shown it to have potential utility across a wide spectrum of diseases,” said Ichim.

Mr. Ichim has served as chief of scientific development for Medistem since joining the company in January, 2007.   Prior to joining Medistem, he co-founded bioRASI, a translational contract research organization that performs clinical trials in multiple therapeutic areas including stem cells for clients ranging from small biotechs to large pharmaceutical companies.  Mr. Ichim has held regulatory and executive positions in companies such as MarrowTech Pharma, Medvax, and ToleroTech Inc.  Mr. Ichim has co-authored many scientific journal articles and is a peer reviewer for several scientific journals in the area of immunology and translational medicine.  He is a member of Vendevia Group, a venture development firm specialized in financing and growing biotechnology companies.  Mr. Ichim attended the University of Waterloo for his undergraduate training and graduate school at the University of Western Ontario, Canada.

Riordan founded Medistem Laboratories in 2005, where he brought to life more than 20 years of clinical research experience.  His vision is now being seen in the Company’s ERC program; a program which could define the Company’s tagline “The Future of Medicine.”

About Medistem Laboratories

Medistem Laboratories is a biotechnology company founded to develop and commercialize technologies related to adult stem cell extraction, manipulation, and use for treating inflammatory and degenerative diseases. The company's lead product, the endometrial regenerative cell (ERC), is a "universal donor" stem cell derived from the menstrual blood that possesses the ability to differentiate into all major tissue types of the body, produce high amounts of growth factors, and has astonishing replicative ability.  Due to Medistem's relationships and collaborative efforts with respected institutions, Medistem believes it is well positioned to be a leading developer of adult stem cell products.   .

Cautionary Statement

This document does not constitute an offer to sell or a solicitation of an offer to buy any of our securities. This document contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may include projections of matters that affect revenue, the ability to develop or license certain technologies and receive associated licensing fees; operating expenses or net earnings; projections of capital expenditures; projections of growth; hiring plans; plans for future operations; financing needs or plans; plans relating to the company's products and services; and assumptions relating to the foregoing.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking information.

Some of the important factors that could cause the company's actual results to differ materially from those projected in forward-looking statements made by the company include, but are not limited to, the following: the company's ability to anticipate future license fees, technology development limitations, intense competition, risk of business interruption, management of rapid growth, need for additional financing, regulatory approvals and requirements, dependence on key personnel and research, management and other administrative costs.

These factors are discussed in greater detail in the company's quarterly and annual periodic reports, all as filed with the Securities and Exchange Commission.

Medistem Laboratories

Chris McGuinn

602-318-3535

http://www.medisteminc.com

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